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                                                                   EXHIBIT 12(a)



                               PURCHASE AGREEMENT
                          among Paradox Holdings, Inc.
                          Financial West Group. Inc.,
                                      and
                       Progressive Asset Management, Inc.


         THIS AGREEMENT is made and entered into as of March 5, 1999, by and among FINANCIAL WEST GROUP, INC., a California corporation ("FWG"), PARADOX HOLDINGS, INC. (Paradox," and together with FWG "Buyers"), and PROGRESSIVE ASSET MANAGEMENT, INC., a California corporation ("Seller"), with reference to the following facts:

                                    Recitals:

     A. Seller is a securities broker-dealer member of the NASD and has agreements with registered representatives who sell securities to members of the public.

     B. The parties desire to effect a transfer to FWG of certain of Seller's registered representatives (the "Representatives") and customer accounts.

     C. The Seller also desires to sell to Paradox shares of its Class B Preferred Stock.

                                   Agreement:

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties hereto agree as follows:

                                    ARTICLE 1
                           TRANSFER OF REPRESENTATIVES

     1.1 Transfer and Purchase.

     (a) On the Closing Date, subject to satisfaction of the conditions contained herein, Seller shall sell, assign, transfer and convey to FWG, and FWG shall purchase from Seller, all of the following:

        (i) All of Seller's rights under the agreements between Seller and the Representatives evidencing the Representatives' independent contractor status with Seller.

        (ii) copies or originals of all computer data, books, records, account statements, correspondence and other data and documents of every nature relating to the Representatives and their business, including, without limitation, all NASD registration files, licensing files, complaint files and disciplinary files; and


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        (iii) customer accounts, including any data and documents relating thereto which accounts will be transferred to FWG as reflected on the books of CSC;

    (b) (i) Seller shall cooperate with FWG and use its best efforts to cause the Representatives to be transferred pursuant to the individual license transfer program of the NASD, including all actions required with the CRD and state regulators. Seller shall use its best efforts to cause each Representative to deliver, prior to the Closing, a Form U-4 in which he or she agrees to the transfer of FWG and to execute, prior to the Closing, a new independent contractor agreement with FWG. Any such new agreement with FWG shall be in FWG's standard form. Seller shall use its best efforts during the period commencing on the date of this Agreement and ending on the Closing Date to preserve and maintain, for the benefit of FWG, Seller's relationship with the Representatives.

        (ii) To the extent any Representative is a licensed insurance agent, Seller shall also cooperate with FWG and use its best efforts to cause such Representative to be contracted under the fixed insurance master general agent agreements between FWG and insurance carriers.

        (iii) Seller shall cooperate with FWG and use its best efforts to cause, and shall cause, all accounts of the Representatives at Seller's clearing firm to be modified to indicate that FWG shall be the introducing broker.

    (c) FWG shall pay to Seller as consideration for transfer of the Representatives and related items the sum equal to 2.5% of gross commission revenue produced by the Representative for each month hereafter, provided, however, the aggregate amount of such payments shall not exceed $875,000.

    (d) Purchase Price shall be payable as follows: no later than the 10th day of each month, FWG shall pay to Seller by check the amount due for the immediately preceding month.

    (e) Buyers expressly do not, and shall not, assume or be deemed to assume or pay or agree to pay, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liability, obligation, commitment, undertaking, expense or agreement of Seller of any nature whatsoever, whether known or unknown or absolute or contingent. Without limiting the generality of the foregoing, it is understood and agreed that neither Buyer is agreeing to assume or pay, and shall not assume or pay, (i) any liability or obligation of Seller to Seller's employees, including, without limitation, any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any liability under employee benefit plans, (ii) any obligation or liability of, or claim against, Seller of any kind or nature whatsoever (A) relating to commissions or other amounts payable to the Representatives earned or incurred prior to the Closing Date, whether payable before or after the Closing Date, (B) arising out of, associated with, or relating to, any facts or circumstances regarding any customer account prior to the Closing.

    (f) Seller acknowledges and agrees that FWG is not obligated to retain any Representatives and such Person may be terminated for any reason and without regard to the effect such

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termination may have on any payment due to Seller under the transactions contemplated hereunder.

    1.2 Paradox Guaranty. Effective at the Closing, Paradox hereby guarantees to Seller payment of the Purchase Price, and Seller hereby agrees to seek recourse for any portion of the Purchase Price first from Paradox if FWG is unable to make payment of any portion of the Purchase Price due to net capital requirements of any Governmental Authority.

                                    ARTICLE 2
                                PURCHASE OF STOCK

    2.1 Purchase. On the Closing Date, subject to satisfaction of the conditions contained herein, Seller shall sell, transfer and issue to Paradox, and Paradox shall purchase from Seller, 25,000 shares of Preferred Stock (the "Shares") for $25,000 payable by check.

    2.2 Certificate of Determination. Prior to the Closing, Seller shall file with the California Secretary of State a Certificate of Determination in the form of Exhibit A attached hereto.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyers as follows:

    3.1 Organization and Qualification.

        (a) Each Seller Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has the requisite corporate authority and power to carry on its business as it is now being conducted.

    3.2 Authority.

        (a) Seller has all requisite corporate power and authority to enter into and perform its obligations thereunder, and to consummate the transactions contemplated thereby.

        (b) No Governmental Approval is necessary in connection with the execution and delivery or consummation by the Seller of the transactions contemplated herein.

        (c) Following the closing, Pam will not engage in the retail securities business.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

    Buyers represent and warrant to Seller as follows:

    4.1 Organization, Standing and Power. Each Buyer is a corporation duly organized, validly


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existing and in good standing under the laws of the State of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted.

    4.2 Authority.

        (a) Each Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyers and the consummation by Buyers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyers. This Agreement has been duly executed and delivered by Buyers and constitutes a valid and binding obligation of Buyer, enforceable against Buyers in accordance with its terms.

    4.3 Investment Intent. Paradox is purchasing the Shares solely for investment, with no present intention to resell the Shares. Paradox hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

    5.1 Access to Information; Due Diligence.

        (a)(i) Seller shall afford, and shall cause Seller's officers, directors, employees and agents to afford, to Buyers and to the officers, employees, agents and representatives of Buyers or Affiliates of buyers complete access at all reasonable times to Seller Personnel and the properties, books, records and contracts of each Seller Entity, and shall furnish Buyers all financial, operating and other data and information as Buyers, through its Affiliates, officers, employees, agents or representatives, may reasonably request.

           (ii) Buyer shall afford, and shall cause Buyer's officers, directors, employees and agents to afford, to Sellers and to the officers, employees, agents and representatives of Sellers or Affiliates of sellers complete access at all reasonable times to Buyer Personnel and the properties, books, records and contracts of each Buyer Entity, and shall furnish Seller all financial, operating and other data and information as Sellers, through its Affiliates, officers, employees, agents or representatives, may reasonably request.

        (b) No investigation pursuant to Section 5.1(a) shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties hereto.

    5.2 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, each Party will, as promptly as practicable, file or supply, or cause to be filed or

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supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable Law in connection with this Agreement, the purchase and transfer of the Rights and Information and the transfer of the Representatives pursuant to this Agreement or the consummation of the other transactions contemplated hereby.

    5.3 Commissions and Fees.

        (a) If Seller receives payment of any commissions or fees in connection with any Products sold by or on account of FWG, or an Affiliate of FWG, or any representative of FWG, or an Affiliate of FWG, subsequent to the Closing Date, then Seller shall hold such commissions and fees in trust for the account of FWG and shall promptly pay such commissions or fees to FWG.

        (b) If FWG receives payment of any commissions or fees (except Other Commissions) in connection with any Products sold by or on account of Seller or any representative of Seller prior tot he Closing Date, then FWG shall hold such commissions and fees in trust for the account of Seller and shall promptly pay such commissions or fees to Seller.

        (c) On the Closing Date Seller shall provide notice to all Product sponsors regarding Other Commissions that all Other Commissions shall be paid to FWG from and after the Closing.

    5.4 Errors and Omissions Coverage. On the Closing Date, Seller shall purchase errors and omissions tail insurance which shall have the coverage mutually acceptable to FWG and Seller (which coverage shall be at least the same coverage as the errors and omissions insurance currently maintained by Seller) and which shall cover claims arising out of facts or circumstances relating to any Transferred Representative prior to the Closing Date which are made during the period commencing on the Closing Date and ending no earlier than six (6) years after the Closing Date. FWG and its Affiliates, including Paradox, shall be named as additional insureds for such tail insurance. Seller shall be responsible for paying the premium for such tail insurance and shall make such payment at the Closing. So long as Paradox is a shareholder of Seller, Seller shall maintain errors and omissions insurance which shall have the coverage mutually acceptable to Paradox and Seller.

                           ARTICLE 6
                           CLOSING

    6.1 Closing. Unless this Agreement shall have been terminated, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place within five (5) business days after all of the conditions set forth in
Article 8 (other than those conditions which are to be satisfied at the Closing) have been satisfied. The Closing shall take place at a place mutually acceptable to Buyers and Sellers. The date the Closing takes place is referred to herein as the "Closing Date."

    6.2 Deliveries at the Closing. At the Closing, the parties shall deliver the following:

        (a) All payments required to be paid to Seller at closing pursuant to
Section 2.1.


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        (b) An agreement regarding the use of Seller's services by
Representatives and the use of Seller's name and service mark by FWG in the form attached hereto as the "Agreement" executed by FWG.

        (c) An opinion of counsel to Seller, dated the Closing Date, in a form satisfactory to Buyers covering the matters set forth in Article 4 attached hereto.

        (d) Resolution of the Board of Directors of Seller authorizing the execution, delivery and performance by Seller, certified by the corporate secretary of Seller.

        (g) A certificate for the shares registered in the name of Paradox.

        (h) Certificate for the shares.

        (i) List of Transferred Representatives.

        (j) Associates Persons Payout Schedule.

        (k) Clearing Schedule.

        (l) Standstill and Restriction on Transfer Agreement.

        (m) Use of Name Agreement.

                                    ARTICLE 7
                                 INDEMNIFICATION

    7.1 Indemnification of Buyers.

        (a) From and after the Closing, Seller shall indemnify and hold each Buyer and its Affiliates, officers, directors, agents, successors and assigns harmless from and against any Damages resulting from, arising out of or incurred with respect to (i) a breach of any representation, warranty, covenant or agreement of Seller contained in any Seller Document, subject to notice of a claim being given to Seller with respect to the representations and warranties made by Seller, or (ii) any events occurring or circumstances existing with respect to Seller prior to or on the Closing Date or any acts or omissions of Seller or any Company Personnel occurring prior to or on the Closing Date, including, without limitation, claims relating to the sales of products or the provision of advisory services prior to the Closing.

        (b) In addition, Seller shall indemnify FWG and its Affiliates (other than Paradox), officers, directors, agents, successors and assigns harmless from and against any Damages resulting from. Arising out of or incurred with respect to (i) any events occurring or circumstances existing with respect to Seller after the Closing Date or any acts or omissions of Seller or any Company personal occurring after the Closing Date, including, without limitation, claims relating to the sales of products of the provision of advisory services after the Closing, provided, however,


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Seller shall have no obligation to indemnify FWG for actions or omissions of the
Transferred Representatives occurring after the Closing, or (ii) any Retained Liabilities.

    7.2 Indemnification of Seller. From and after the Closing, Buyers shall indemnify and hold Seller harmless from and against any Damages resulting from, arising out of, or incurred with respect to a breach of any representation, warranty, covenant or agreement by Buyer contained herein, subject to notice of a claim being given to Buyer with respect to the representations and warranties made by Buyers herein. In addition, FWG shall indemnify and hold Seller harmless from and against any Damages resulting from, arising out of, or incurred with respect to any and all events occurring or circumstances existing with respect to the Purchased Rights and Information and/or the Transferred Representatives after the Closing Date; provided, however, FWG shall have no obligation to indemnify Seller for Damages relating to actions or omissions of shareholders or actions or omissions of a Transferred Representative occurring at a time when such Transferred Representative is not an independent contractor or employee of FWG or an Affiliate of FWG; and provided further, however, FWG shall not have any obligation to indemnify Seller for damages related to acts or omissions of Transferred Representatives which occur prior to the Closing.

                                    ARTICLE 8
                             OVER-RIDE COMPENSATION

    8.1 With respect to commission revenue received by FWG through the efforts of representatives or any additional representatives recruited to FWG after the Closing, FWG will pay the customary pay out schedule to the registered representatives and retain 4.75% for itself. The remaining revenues will be paid to PAM as an over-ride. FWG will also pay 2 1/2% to PAM as the base payment until $875,000 has been paid from the base payments. After that, FWG will make no further base payments. FWG shall provide PAM with a monthly commission reconciliation statement calculating the foregoing amounts.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                      Paradox Holdings,
                                      Financial West Group, Inc.

                                      By GENE C. VALENTINE
                                      Gene C. Valentine, Chief Executive Officer

                                      Progressive Asset Management, Inc.

                                      By PETER CAMEJO
                                      Peter Camejo
                                      Chief Executive Officer



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